Exhibit 99.1

Evans & Sutherland Appoints Chief Financial Officer

SALT LAKE CITY, UTAH, August 23, 2004, Evans & Sutherland Computer Corporation (NASDAQ: ESCC) (E&S®) today announced the appointment of Kevin A. Paprzycki as Chief Financial Officer and Corporate Secretary. Mr. Paprzycki replaces E. Thomas Atchison, who has accepted a position with another company.

Mr. Paprzycki joined E&S in 1999, serving as Director of Planning and Analysis. Prior to joining E&S, Mr. Paprzycki held several financial analysis, planning, and management positions with Baker Hughes in Salt Lake City. Earlier he worked for the public accounting firm of Ernst and Young LLP in Cleveland, Ohio. Mr. Paprzycki is a Certified Public Accountant, Certified Management Accountant, Certified Financial Manager, and holds a Masters in Business Administration from the University of Utah and a Bachelor of Science degree in Accounting from Case Western Reserve University in Cleveland, Ohio.

Mr. Atchison has accepted a position as Vice President, Asian Operations for a high tech manufacturing company. In his new position, Mr. Atchison will be returning to Thailand, where he led a manufacturing operation before joining E&S.

“We welcome Kevin Paprzycki to his new position as Chief Financial Officer,” said James R. Oyler, President and Chief Executive Officer. “We have worked with Kevin for over five years, and he has been an outstanding contributor as he has taken on increasingly responsible positions in our finance department. His skill and knowledge in financial operations and regulation have been a key asset to us in the past and will continue to be an asset for us going forward. At the same time, we are sorry to lose Tom Atchison, who has served us very well in both manufacturing and as CFO. However, Tom is returning to manufacturing, his first love, and we wish him well.”

About Evans & Sutherland

Evans & Sutherland produces high-quality visual systems for simulation, training, and visualization in defense and commercial applications; digital theaters; and related applications throughout the world. Visit the E&S Web site at http://www.es.com.

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